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                                                      EXHIBIT 2

                                                      Item 77.B.

                              Deloitte & Touche LLP
                                125 Summer Street
                        Boston, Massachusetts 02110-1617
                            Telephone: (617)261-8000
                            Facsimile: (617)261-8111

INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of
  Century Shares Trust:

In planning and performing our audit of the financial statements of Century Shares Trust (the "Fund") for the year ended December 31, 1997 (on which we have issued our report dated January 16, 1998), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management, the Trustees of Century Shares Trust and the Securities and Exchange Commission.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

January 16, 1998

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Deloitte Touche
Tohmatsu
International
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